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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [ ] Definitive proxy statement.

     [X] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                           Advantus Series Fund, Inc.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Dear Variable Contract Owner:

     I am writing today to inform you that on April 17, 2000, a Special Meeting of Shareholders of the Advantus Series Fund, Inc. will be held at the offices of Advantus Capital Management, Inc. in order to vote on several important proposals. The Series Fund is the underlying investment vehicle used by your Minnesota Life variable annuity or variable life insurance contract.

     Enclosed you will find a detailed Proxy Statement and a voting instruction form for you to register your vote and mail back to us. We will use the voting instruction form to vote the shares attributable to your contract or policy. You will also find a summary of the proposals in a "Question and Answer" format that will provide answers to many of your anticipated questions. After you have read the enclosed materials, please fill out your voting instruction form, sign it and send it back to us.

YOUR PROMPT VOTE MAKES A BIG DIFFERENCE

     It is very important that you vote as soon as possible since we will vote all shares in the same proportion as the shares for which we receive voting instructions. Your prompt vote will help save time and money.

THE BOARD OF DIRECTORS RECOMMENDS A "YES" VOTE FOR EACH PROPOSAL

     All of the proposals have been thoroughly reviewed by the Fund's Board of Directors, whose role is to protect your interest in the Fund. The Fund's Board of Directors believes that the proposals are in the best interest of the Fund and its shareholders and unanimously recommends that you vote FOR each proposal.

VOTING IS EASY

     Simply fill out, sign and return your voting instruction form in the envelope provided. We ask that you help the Fund avoid the cost of further solicitation by casting your vote as soon as possible.

     Thank you for taking the time to cast this very important vote.

Sincerely,

/s/ William N. Westhoff
William N. Westhoff
President
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Here is a brief overview of the proposals that are being recommended for the
Advantus Series Fund and your Portfolio. Please read the full text of the proxy statement before deciding how to vote on these proposals.

What proposals do I need to consider?

    Shareholders are being asked to elect Board members and ratify the selection of independent public accountants. In addition, shareholders at this meeting will vote on proposals to:

    - Change or eliminate some of the Portfolios' investment policies.

    - Approve an amended Investment Advisory Agreement.

    - In the case of most Portfolios, approve a plan of distribution under Rule 12b-1 under which the Portfolios would pay a distribution fee equal to 0.25% of their net assets per year.

    - Approve amended and restated articles of incorporation.

How does the Board recommend that I vote?

    After careful consideration, the Board recommends that you vote FOR each proposal.

What do Board members and independent public accountants do?

    Board members represent the interests of shareholders and oversee the management of the Advantus Series Fund and the Portfolios. Independent public accountants review the financial statements prepared for each Portfolio and give an opinion on whether they present fairly the financial position of the Portfolio.

Why is the Board recommending changes to, or the elimination of, some of the Portfolios' investment policies?

    Each Portfolio has a number of investment policies that are "fundamental," which means that they can be changed only with the approval of shareholders. In some cases, these policies are more restrictive than the law requires. In other cases, they are so specific that they prevent the Portfolios from using new investment techniques or taking advantage of new regulatory interpretations. In still other cases, the policies were adopted in response to legal requirements that no longer apply. In these various cases, the Board is recommending that the policies be modified or eliminated so that the Portfolios can make fuller use of available investment techniques.

What amendments are being proposed to the Portfolios' Investment Advisory Agreement?

    The proposed amendments would:

    - Change the schedule of advisory fees payable by most of the Portfolios.

    - Delete a provision requiring the Portfolios' investment adviser to pay the Portfolios' distribution-related expenses.

    - Modify the provision that specifies how the advisory agreement can be amended.

    These amendments are being proposed in conjunction with the proposal, which is discussed below, that most Portfolios approve a plan of distribution under Rule 12b-1. Even if shareholders approve these amendments, they will not be put into effect unless shareholders also approve the plan of distribution.

Will the proposed amendments to the Portfolios' Investment Advisory Agreement result in increased fees?

    In the case of several Portfolios, the proposed amendments would reduce the advisory fee. In no case would the amendments increase the advisory fee. HOWEVER, IN THE CASE OF SEVERAL PORTFOLIOS, THE COMBINED EFFECT OF THE PROPOSED CHANGE IN ADVISORY FEES AND PROPOSED PLAN OF DISTRIBUTION UNDER RULE 12B-1 WOULD BE TO INCREASE THE TOTAL FEES PAID BY THE PORTFOLIOS. The Portfolios that
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    would be so affected are Growth Portfolio, Bond Portfolio, Asset Allocation
    Portfolio, Mortgage Securities Portfolio, International Stock Portfolio, Small Company Growth Portfolio, Small Company Value Portfolio, Global Bond Portfolio, Macro-Cap Value Portfolio, Micro-Cap Growth Portfolio, and Real Estate Securities Portfolio. The accompanying proxy statement has detailed information about the combined effect of these proposals on each Portfolio, which you should review carefully.

Why does the Board believe these amendments to the Investment Advisory Agreement are in shareholders' best interests?

    The Board believes that the proposed revisions to the Portfolios' advisory fee schedule will enable the Portfolios' investment adviser to continue to attract and retain qualified Portfolio managers, analysts, and sub-advisers. As discussed below, the Board also believes that relieving the Portfolios' investment adviser of the obligation to bear the Portfolios' distribution-related expenses, while instituting a Rule 12b-1 plan that provides for the payment of such expenses, may benefit shareholders by broadening the distribution of Portfolio shares.

What is a plan of distribution under Rule 12b-1?

    Under a plan of distribution, a mutual fund pays a distribution fee to a third party known as the "distributor" which the distributor can use to promote sales of the fund's shares. The distributor may use this fee to pay commissions on sales of fund shares, or for sales literature and other promotional materials, or for other sales-related expenses. Because the mutual fund pays the distribution fee out of its own assets, shareholders of the fund indirectly bear the fee.

Why is the Board recommending approval of a plan of distribution under Rule
12b-1?

    Until now, the Portfolios have not used a distributor in connection with the sale of Portfolio shares. If shareholders approve the plan of distribution, the Portfolios will retain a broker-dealer affiliate of their investment adviser to act as distributor for the Portfolios. This broker-dealer will receive the distribution fee which is payable under the plan of distribution.

    The Board believes that the plan of distribution may increase sales of Portfolio shares by providing a source of funds for incenting sales personnel to promote sales of the shares and by enabling the Portfolios to compete on a more even footing with other mutual funds which are sold through variable insurance products. The Board believes that increased sales of Portfolio shares may benefit existing shareholders by resulting in economies of scale, more investment flexibility, and increased liquidity.

Would the plan of distribution apply to all of the Portfolios?

    No. The plan of distribution would not apply to Maturing Government Bond 2002 Portfolio, Maturing Government Bond 2006 Portfolio, or Maturing Government Bond 2010 Portfolio. Sales of these Portfolios' shares are not expected to be actively promoted in the future, so these Portfolios will not have the sorts of expenses that are paid under a plan of distribution. Accordingly, these Portfolios are not being asked to vote on this proposal.

What changes are being proposed to the Portfolios' articles of incorporation?

    The principal changes would:

    - Allow each Portfolio to issue more than one class of shares. Different classes of shares could have differing fee and expense structures, which could enable the Portfolios to tailor classes of shares for particular distribution channels in the future. The fees and expenses that current shareholders bear would not be affected by this proposal.

    - Provide that shares of a Portfolio (or class within a Portfolio) have the right to vote on a proposal that requires shareholder approval only if holders of those shares are affected by the proposal.

    - Permit the Board to appoint replacement directors or new directors without shareholder approval, subject to certain restrictions in applicable law.
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Voting By Mail Is Easy

     Simply fill out, sign and return your voting instruction form in the envelope provided. We ask that you help the Fund avoid the cost of further solicitation by casting your vote as soon as possible.
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PROXY INFORMATION CENTER - SERIES FUNDS

In March, shareholders of the Advantus Series Fund were mailed a proxy statement asking for approval of several changes that were approved by the Board of Directors. The Series Fund is the underlying investment vehicle used by your Minnesota Life variable annuity, variable life or variable group universal life insurance contract.

You can review the Letter To Shareholders, Proxy Questions and Answers, and the Proxy Statement.

VOTING IS EASY: Complete and sign the proxy card and return it in the envelope provided.

It is important that you vote now.

IF YOU HAVE ANY QUESTIONS ABOUT THE VOTING PROCESS:
Advantus will assist shareholders in the voting process. We invite you to call 1-800-665-6005 (and select the "3" option for proxy assistance) between 7:30 a.m. and 5:15 p.m. (central time) any business day.

If we have not received your proxy card before March 28, 2000, a representative of the Funds' proxy solicitor, Shareholder Communications Corporation, may call to remind you to exercise your right to vote. Voting now will avoid the additional expense of solicitation.

Investment products offered are:

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    NOT FDIC-INSURED                MAY LOSE VALUE           NO BANK GUARANTEE
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